Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828 kentringer@caseycomm.com

April 16, 2007

Cass Information Systems Reports

1st Quarter 2007 Earnings

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation's leading provider of transportation, utility and telecom invoice payment and information services, reported first quarter 2007 earnings of $ .49 per fully diluted share, a 4.3% increase over the $.47 per fully diluted share it earned in the first quarter of 2006. Net income for the period was $ 4,186,000 compared to $3,952,000 in 2006.

Higher utility transaction volume, which boosted processing fees, and an increase in dollars processed provided the first quarter results.

Revenues for first quarter 2007 were $21,623,000, an 8% increase over the year-earlier period. Payment and processing fees for the quarter were up 16% over the prior year to $11,249,000, primarily due to a rise in utility transaction volume related mainly to new business.

Net investment income was $9,760,000, a 3% increase over 2006. The increase stemmed primarily from an increase in dollars processed.

Total operating expenses were $15,333,000, 11% higher than the year-earlier period and primarily due to the growth in processing activity. Salaries and benefits were up 12%, to $11,539,000, reflecting staff growth for current and anticipated new volume.

Lawrence A. Collett, Cass chief executive officer and chairman, stated “the increase in first quarter earnings were actually slightly higher than anticipated. The first quarter results were not as significant as we expect the remainder of the year to be primarily due to slowness in shipping activity throughout the nation. This is seen primarily in the large manufacturing segments. As the year progresses, new business being implemented will provide higher growth in the transaction activity and associated revenues.”

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended March 31, 2007 and 2006.

	Quarter Ended 3/31/07	Quarter Ended 3/31/06

Transportation Core Invoice Volume	6,064	5,994

Transportation Dollar Volume	$3,411,394	$3,450,076

Utility Transaction Volume	2,240	1,503

Utility Dollar Volume	$1,774,004	$1,374,215

Payment and Processing Fees	$11,249	$9,688
Net Investment Income	9,760	9,491
Gains on Sales of Investment Securities	—	—
Other	614	778

Total Revenues	$21,623	$19,957

Salaries and Benefits	$11,539	$10,270
Occupancy	490	455
Equipment	812	653
Other	2,492	2,491

Total Operating Expenses	$15,333	$13,869

Income before Income Taxes	$6,290	$6,088

Provision for Income Taxes	2,104	2,136

Net Income	$4,186	$3,952

Average Earning Assets	$779,623	$743,472

Net Interest Margin	5.47%	5.46%

Allowance for Loan Losses to Loans	1.29%	1.18%

Non-performing Loans to Total Loans	.14%	.26%

Net Loan Charge-offs to Loans	—	.04%

Provision for Loan Losses	$225	$150

Non-performing Loans	$764	$1,385

Basic Earnings per Share	$.50	$.47

Diluted Earnings per Share	$.49	$.47

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $19 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2006.